Exhibit 23.1

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


TO: Pacificap Entertainment Holdings, Inc. (formerly Cavalcade of Sports Media, Inc.)

As independent certified public accountants, we hereby consent to the incorporation by reference in Pacificap Entertainment Holdings, Inc.'s (formerly Cavalcade of Sports Media, Inc.) Annual Report on Form 10-KSB, under the Securities Exchange Act of 1934 Pacificap Entertainment Holdings, Inc. for the year ended December 31, 2002 of our report dated April 28, 2003 and contained in the Registration Statement No.333-109365 of Pacificap Entertainment Holdings, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Pacificap Entertainment Holdings, Inc. for the year ended December 31, 2002 .

                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                      Russell Bedford Stefanou Mirchandani LLP



McLean, Virginia
April_16, 2004